STONE ENERGY CORPORATION
Announces the Rescission of BOEM Notice Letters
LAFAYETTE, LA. May 19, 2016

Stone Energy Corporation (NYSE: SGY) today announced the rescission of notice letters received from the Bureau of Ocean Energy Management (“BOEM”). As previously disclosed, in March of 2016, Stone received notice letters from BOEM stating that BOEM had determined that Stone no longer qualified for a supplemental bonding waiver under the financial criteria specified in BOEM’s current guidance to lessees.  The notice letters required that Stone provide significant supplemental bonding relating to our abandonment obligations.

Following receipt of the notice letters, Stone met with and proposed a tailored plan to BOEM for financial assurances relating to our abandonment obligations, which provides for posting some incremental financial assurances in favor of BOEM.  Currently, Stone has an aggregate of approximately $230 million posted in surety bonds in favor of BOEM, third party bonds and letters of credit, all relating to our offshore abandonment obligations. On May 13, 2016, Stone received notice letters from BOEM rescinding its demand for supplemental bonding with the understanding that Stone will continue to make progress with BOEM in finalizing and implementing our long-term tailored plan.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility, our outstanding notes and any restructuring thereof, and our ability to continue as a going concern, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.